UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2011

CLEANTECH TRANSIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52653	98-0505768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5440 West Sahara Suite 205, Las Vegas NV 89148
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (702) 448-1543

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Appointment of Officer and Director

On March 31, 2011, the Board of Directors of the Company (the “Board”) appointed Lowell Holden as a director of the Company and appointed him CFO of the Company.  The Board of Directors of the Company also appointed Montse Zaman as a director and appointed her Secretary and Treasurer of the Company.

Montse Zaman is a director and officer for Crown Equity Holdings Inc. (OTCBB: CRWE) since 2008.  Prior to that, she was an administrative assistant for a private consulting company.  Lowell Holden is CFO and Chief Accounting Officer of Crown Equity Holdings Inc. (OTCBB: CRWE).  Since 1983, Mr. Holden has owned and operating his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses.  Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders. Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements.

There have been no related party transactions between Mr. Holden or Ms. Zaman and the Company.  Mr. Holden and Ms. Zaman have no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Holden or Ms. Zaman  had or will have a direct or indirect material interest.  There is no material plan, contract or arrangement (whether or not written) to which Mr. Holden or Ms. Zaman are a party or in which they participate that is entered into or material amendment in connection with our appointment of Mr.Holden or Ms. Zaman or any grant or award to Mr. Holden or Ms. Zaman or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. Holden or Ms. Zaman.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

April 1, 2011	CLEANTECH TRANSIT, INC.

/s/ Alexander Holtermann

Alexander Holtermann, CEO